EXHIBIT 5.1


                                   Gregory C. Smith


          July 24, 1996

          IntelCom Group Inc.
          #11 - 1155 North Service Road West
          Oakville, Ontario
          LM6 3C3

          Dear Sirs:

          Re:  IntelCom Group Inc. (the "Company")
               Registration Statement on Form S-3, filed on July 24, 1996 (the "Registration Statement")
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          As Canadian counsel for IntelCom Group Inc., a Canadian federal corporation (the "Company"), we have been requested by the Company's U.S. counsel to provide our opinion in connection with the filing with the Securities and Exchange Commission of the Registration Statement in respect of the qualification for resale of:

                (a) $1,671,250 principal amount of October Interest Notes;
                    and

                (b) an aggregated of 601,453 Common Shares (the "Shares") of the Company issuable upon conversion of the October Notes, the October Interest Notes, and upon conversion of compound interest on the October Interest Notes, and issued upon conversion of the September Notes and the September Interest Notes, and issuable in satisfaction of other obligations of the Company (all as defined in the Registration Statement and hereinafter collectively referred to as the "Securities") on the basis provided in the Registration Statement.

          We have considered such questions of law and examined such statutes and regulations, corporate records, certificates, financial statements and other documents and have made such other examinations, searches and investigations as we have considered necessary for the purpose of the opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures and authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as certified or photocopies.

          The statements in this opinion relate only to the laws of Canada.

          Based on and subject to the foregoing, we are of the opinion that:

               1. The Company is a corporation duly continued and validly existing under the laws of Canada pursuant to the Canada Business Corporations Act ("CBCA") and is, with respect to its filings required by the CBCA, in good standing;

               2. The Shares have been duly authorized and when issued and delivered pursuant to the conversion of the Securities, will be validly issued, fully paid and non-assessable; and

               3. The Securities have been duly authorized and are validly issued, fully paid and non-assessable.

          We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and to the reference of this firm appearing in the Registration Statement under the heading "Legal Matters". In giving the foregoing consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

          Yours truly,

          TUPPER JONSSON & YEADON

          /s/ Gregory C. Smith

          GREGORY C. SMITH

          GCS/csw